EXHIBIT 10.2

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

DRUG DISCOVERY COLLABORATION AGREEMENT

BETWEEN

GENENTECH, INC.

AND

ARRAY BIOPHARMA INC.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange of 1934, as amended.

i

ii

Exhibits

Exhibit A	Materials, Data and Information that Will be Transferred to Genentech
Exhibit B	Materials, Data and Information that Will NOT be Transferred to Genentech
Exhibit C	[ * ]

iii

DRUG DISCOVERY COLLABORATION AGREEMENT

This Drug Discovery Collaboration Agreement (“Agreement”) is made and entered into, effective as of December 22, 2003 (“Effective Date”), by and between Genentech, Inc., a Delaware corporation, having a principal place of business at 1 DNA Way, South San Francisco, California 94080 (“Genentech”) and Array BioPharma Inc., a Delaware corporation, having a principal place of business at 3200 Walnut Street, Boulder, Colorado 80301 (“Array”), (collectively, the “Parties” or individually, a “Party”).

RECITALS

A.            Array has skills, expertise and proprietary technology for the discovery, generation, optimization and preclinical testing of small molecule clinical candidates from drug discovery programs.  Genentech possesses pharmaceutical research, development and commercialization capabilities.

B.            Array and Genentech have each identified multiple protein targets that have the potential to be used as the basis for drug discovery programs.  As of the Effective Date, Array has developed assays, lead compounds and other proprietary technology directed to certain of such targets.

C.            Genentech and Array desire to enter a collaboration wherein Array will perform certain research on several of such protein targets with assistance from Genentech, with the goal of developing small molecule inhibitors of such targets for clinical and commercial development by Genentech.

AGREEMENT

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Genentech and Array agree as follows:

Article 1

Definitions

Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein.  [* Certain definitions have been deleted from Article 1.]

“Affiliate” means, with respect to a Party, any entity, that controls, is controlled by, or is under common control with, such Party.  For purposes of this definition, “control” shall refer to:  (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity.  Notwithstanding the foregoing, unless expressly specified otherwise, for the purposes of this Agreement, F. Hoffman-La Roche Ltd and all entities controlled by, controlling, or under common control with F. Hoffman-La Roche Ltd, except for any entity controlled by Genentech, shall not be considered an Affiliate of Genentech.

“Approved by the JRC” or “Approval by the JRC,” “JRC Approval,” or the like, means, that the Joint Research Committee has made a particular decision (in the context of the reference), and that such decision is reflected in minutes of a JRC meeting that have been formally approved by both Array and Genentech.

“Array Collaboration Technology” is defined in Section 8.2.

 “Array Contributed Technology” means Array Existing Technology and Array Future Technology.

“Array Existing Technology” means Array’s inventions (whether patentable or not), Patents and Know-How existing as of the Effective Date, in each case, that is Controlled by Array or Controlled by an Array Affiliate that is controlled by Array (where “control” is as defined in the definition of Affiliate in this Agreement).

“Array Future Technology” means Array’s inventions (whether patentable or not), Patents and Know-How, other than Collaboration Technology and Array Existing Technology, in each case, (a) that is Controlled by Array or Controlled by an Array Affiliate that is controlled by Array (where “control” is as defined in the definition of Affiliate in this Agreement); and (b) is/are necessary to make, use, sell, offer for sale or import Compounds in the Field in the Territory.

 “Array IP Rights” means Array’s intellectual property rights in the Array Contributed Technology, the Array Collaboration Technology and Array’s interest in the Joint Collaboration Technology.

 “Array Patents” means Patents covering Array Contributed Technology or Array Collaboration Technology.

“Collaboration Target” means a [ * ], for which Array shall develop small molecule inhibitors under the Research Program, in accordance with the provisions of this Agreement; provided, however, inclusion of [ * ] shall be subject to the consent of both Parties, which consent shall not be unreasonably withheld.  The specific Collaboration Targets that are included in the Research Plan at any given time may be changed in accordance with Section 2.6(a), but once a Collaboration Target has been included in the Research Plan, it shall continue to be a Collaboration Target, even if no further research with respect to such Collaboration Target is performed under the Research Plan; provided, however, if a Collaboration Target is abandoned in accordance with Section 2.6(b), it shall thereafter cease to be a Collaboration Target.

“Collaboration Technology” means inventions (whether patentable or not), Patent Rights and Know-How that are discovered, conceived or reduced to practice in the course of the activities performed by (or on behalf of) either or both Parties in connection with the Research Program.  Collaboration Technology means Genentech Collaboration Technology and/or Array Collaboration Technology, as determined by the context of the reference.

“Combination Product” means a Licensed Product that is a pharmaceutical preparation that incorporates a Compound and one or more therapeutically active ingredients other than a Compound as its main active ingredients.  Notwithstanding the foregoing, drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “therapeutically active ingredients,” and their presence shall not be deemed to create a Combination Product.

“Commercial License” means the license granted to Genentech in Section 5.2.

“Commercially Reasonable Efforts” means, with respect to development and commercialization of a product, a Party’s use of those efforts and resources, consistent with the exercise of prudent scientific and business judgment, as are applied by such Party to other pharmaceutical products of comparable commercial potential, stage of medical/scientific development, technical and regulatory profile, and patent protection, in a particular geographic locale.

“Compound” means a small molecule [ * ] of a Collaboration Target, [ * ], or as otherwise agreed with the consent of both Parties, which consent shall not be unreasonably withheld.

“Compound Criteria” means, on a Collaboration Target-by-Collaboration Target basis, the desired characteristics of Compounds that modulate such Collaboration Target for the purposes of the research, development and commercialization of such Compound under this Agreement.

“Confidential Information” means a Party’s nonpublic information and materials, whether or not patentable, that are disclosed or provided by such Party to the other Party in connection with this Agreement, to the extent that such information and materials do not fall within the exceptions set forth in Section 9.1.  “Confidential Information” includes, without limitation, information regarding such Party’s research, technology, products, business information or objectives and other information of the type that is customarily considered to be confidential information by parties engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement.  Notwithstanding the foregoing, whether or not disclosed by Genentech to Array, Genentech’s Confidential Information shall include, without limitation, the identities of all Collaboration Targets (whether or not subsequently dropped from the Research Program by Genentech) and chemical entities known by Array to be Compounds, and any information specifically related to the Collaboration Targets and such Compounds.

“Contributed Technology” means Genentech Contributed Technology and/or Array Contributed Technology, as determined by the context of the reference.

“Controlled by” means the rightful possession by a party, as of the Effective Date or throughout the term of this Agreement, of the ability to grant a license, sublicense or other right to exploit, as provided herein, without violating the terms of any agreement with any third party.

“Covers” or “Covered by,” or the like, means that the manufacture, use, sale, offer for sale or importation of a Licensed Product would infringe a Valid Claim of a patent licensed to Genentech under this Agreement in the absence of a grant of rights under such patent, as determined on a country-by-country basis.

“Development Milestone Payment” is defined in Section 6.3(a).

“Disclosing Party” is defined in Section 9.1.

“Distributor” means a Third Party that is employed by or otherwise under written contract with Genentech or its Sublicensees to sell, promote, distribute, market, import, and/or export Licensed Products on behalf of or in partnership with Genentech or its Sublicensees.

“Executive” means, in the case of Array, the Chief Executive Officer of Array and, in the case of Genentech, a Senior or Executive Vice President of Research.

“FDA” means the United States Food and Drug Administration, or any successor entity thereto performing similar functions.

“Field” means any use.

“First Commercial Sale” means, with respect to a particular Licensed Product in a given country, the first bona fide commercial sale of such Licensed Product following Marketing Approval in such country by or under authority of Genentech or its Sublicensees.

“GAAP” means United States generally accepted accounting principles, consistently applied by a Party.

“Genentech Collaboration Technology” is defined in Section 8.2.

“Genentech Contributed Technology” means Genentech’s inventions (whether patentable or not), Patents and Know-How, other than Collaboration Technology, in each case, that is Controlled by Genentech.

“Genentech IP Rights” means Genentech’s intellectual property rights in the Genentech Contributed Technology, the Genentech Collaboration Technology and Genentech’s interest in the Joint Collaboration Technology.

“Genentech Patents” means Patents covering Genentech Contributed Technology or Genentech Collaboration Technology.

“GLP” means the then current FDA regulations and guidelines for “Good Laboratory Practice,” as promulgated by the FDA under 21 CFR Part 58, as amended from time to time, or any foreign equivalents thereto in the country in which such studies or clinical trials are conducted.

“IND” means an investigational new drug application filed with the FDA pursuant to 21 CFR Part 312 before the commencement of clinical trials of a product, or any comparable filing with any relevant regulatory authority in any other jurisdiction.

“IP Rights” means Genentech IP Rights and/or Array IP Rights, as determined by the context of the reference.

“Joint Collaboration Technology” is defined in Section 8.2(a).

“Joint Research Committee” or “JRC” is defined in Section 2.2.

“Know-How” means information or materials including, without limitation, data, assays, protocols, methods, processes, techniques, models, designs, libraries and trade secrets.

“Licensed Product” means any product incorporating a Compound as an active ingredient.

“Losses” is defined in Section 12.1.

“Marketing Approval” means all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport and sale of Licensed Products in a regulatory jurisdiction.  For countries where governmental approval is required for pricing or reimbursement for the Licensed Product to be reimbursed by national health insurance, “Marketing Approval” shall not be deemed to occur until such pricing or reimbursement approval is obtained.

“Marketing Approval Application” or “MAA” means a new drug application (as defined in 21 C.F.R. § 314.50 et. seq.), or a comparable filing for Marketing Approval (not including pricing or reimbursement approval) in a country, in each case with respect to a Licensed Product in the Territory.

“Net Sales” means, with respect to a particular time period, the gross amount invoiced by Genentech and its Sublicensees (or Distributors on behalf of the foregoing parties) for sales of Licensed Products (such Licensed Products being in final form intended for use by the end user) in arms length transactions with Third Parties during such time period, less the following estimated and/or incurred charges or expenses, to the extent each is actually incurred and included in the invoiced gross sales price:

(a)           trade, cash and quantity discounts or rebates actually allowed or taken;

(b)           credits or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold Licensed Products or for retroactive price reductions (including rebates similar to Medicare and/or Medicaid);

(c)           taxes, duties or other governmental charges levied on or measured by the billing amount, as adjusted for rebates or refunds, that are borne by the seller thereof and that are not refundable and to the extent non-creditable;

(d)           charges for freight and insurance directly related to the distribution of the Licensed Products (to the extent not paid by the Third Party customer); and

(e)           credits or allowances given or made for wastage replacement, indigent patient and similar programs.

The specific deductions taken under, and the general provisions of, (a) through (e) above shall be adjusted periodically as necessary to reflect amounts actually incurred.  Sales between Genentech and its Sublicensees (or Distributors of the foregoing parties) shall be disregarded for purposes of calculating Net Sales.  Notwithstanding anything herein to the contrary, in all cases Net Sales shall be determined in accordance with GAAP.

In the event a Licensed Product is sold in the form of a Combination Product containing one or more active ingredients, devices or components in addition to the Licensed Product, Net Sales for such Combination Product will be adjusted by multiplying actual Net Sales of such Combination Product by the fraction A/(A + B), where A is the weighted (by sale volume) average invoice price of the Licensed Product, if sold separately, and B is the weighted (by sale volume) average invoice price of any other active ingredient, device or component in the combination, if sold separately.  If, on a country-by-country basis, the other active ingredient, device or component in the combination is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/C, where A is the invoice price of the Licensed Product, if sold separately, in such country and C is the invoice price of the Combination Product in such country.  If, on a country-by-country basis, neither the Licensed Product nor the other active ingredient, device or component of the Combination Product is sold separately, Net Sales shall be determined by the Parties in good faith.

“Patent Disclosure Data” is defined in Section 9.3.

“Patents” means all U.S. and foreign patents and patent applications and any patents issuing therefrom, and any reissues, extensions, registrations, continuations, divisions, continuations-in-part, reexaminations, substitutions or renewals thereof, and supplementary protection certificates based thereon.

“Phase I” means human clinical trials, the principal purpose of which is preliminary determination of safety in healthy individuals or patients as described in 21 C.F.R. §312.21, or similar clinical study in a country other than the United States.

“Phase II” means human clinical trials, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. §312.21, or similar clinical study in a country other than the United States.

“Phase III” means human clinical trials, that are prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain regulatory approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. §312.21, or similar clinical study in a country other than the United States.

“Receiving Party” is defined in Section 9.1.

“Research Plan” means a written research plan for the Research Program covering the Research Term, as may be amended from time to time by the Joint Research Committee.  The initial Research Plan, which shall be agreed upon by the JRC as soon as practicable after the Effective Date, shall cover the period through December 31, 2004 in detail, and shall include general plans for the remainder of the Research Term.

“Research Program” is defined in Section 2.1.

“Research Term” means the [ * ] period commencing on the date that the Research Plan is Approved by the JRC and ending on the first to occur of (a) termination of this Agreement by either Party under Article 10; or (b) if the Research Term is extended by the written agreement of both Parties, for an additional [ * ] period (or such other additional period agreed to by both Parties), the end of such extension period.

“Royalty Offsets” is defined in Section 7.4(a).

“Royalty Payment” is defined in Section 7.1.

“Sublicensee” means, with respect to a particular Licensed Product, a Third Party to whom Genentech has granted a sublicense, under the Commercial License, of the right to make, use, sell, offer for sale and/or import such Licensed Product.

“Territory” means worldwide.

“Third Party” means any entity other than Array or Genentech.

“United States” or “U.S.” means the United States of America, its territories and possessions as of the Effective Date, and the Commonwealth of Puerto Rico.

“Valid Claim” means a claim of an issued and unexpired patent (a) that is within the Array IP Rights; and (b) that is [ * ]; and (c) that has not been found to be unpatentable, invalid or unenforceable by a decision of a court or other authority in the country of the patent, from which decision no appeal is taken or can be taken.

Article 2

Research Program

2.1 Research Program Overview.  The Parties agree, pursuant and subject to the terms and conditions of this Agreement, to establish a research program under which Array shall perform certain research on Collaboration Targets, with assistance from Genentech, with the goal of developing Compounds that meet the Compound Criteria for each Collaboration Target, in accordance with the Research Plan (“Research Program”).  Each Party shall use diligent efforts to perform its respective responsibilities under the Research Plan, and shall cooperate with and provide reasonable support to the other Party in such other Party’s performance of its responsibilities thereunder.  Other than as specified in this Agreement, or as agreed in writing by the Parties, any subsequent research, development and/or commercialization related to such Compounds, and Licensed Products incorporating such Compounds, shall be solely Genentech’s responsibility, in accordance with the terms and conditions of this Agreement.

2.2 Joint Research Committee.

(a)  The JRC.  Promptly after the Effective Date, the Parties shall establish a Joint Research Committee (“Joint Research Committee” or “JRC”), which shall be responsible for monitoring the Research Program and planning and coordinating activities under the Research Plan.  The JRC shall be composed of three (3) representatives designated by each Party (or such other number as the Parties may agree).  One representative from each Party shall be designated as that Party’s “Team Leader” to act as the primary JRC contact for that Party.  Either Party may replace any or all of its representatives at any time upon prior written notice to the other Party; provided, however, if a Party’s representative is unable to attend a meeting, such Party may designate an alternate to attend such meeting and perform the functions of such representative.  From time to time, the JRC may establish subcommittees to oversee particular projects or activities, and such subcommittees will be constituted as the JRC approves.

(b)  Responsibilities of JRC.  The Joint Research Committee shall perform the following functions:

(i)          draft, review and amend the Research Plan in writing, as needed, taking into account the activities for which each Party is responsible as set forth in Section 2.3;

(ii)         define Compound Criteria for each Collaboration Target;

(iii)        review and approve the allocation of resources and efforts for the Research Program;

(iv)         evaluate the progress of the Research Program, as compared to the objectives set forth in this Agreement and the Research Plan;

(v)          subject to Section 2.5, coordinate, and be the primary conduit for, the transfer of materials and Confidential Information between the Parties; and

(vi)         perform such other functions referred to in the Research Plan, and as appropriate to further the purposes of the Research Program, or as otherwise specified in this Agreement or agreed to by the Parties.

(c)  Decision Making Authority.  With respect to the responsibilities of the Joint Research Committee, each Party shall have collectively one (1) vote in all decisions, and the Parties shall attempt to make decisions by consensus.  If the JRC cannot reach consensus, then the dispute shall be referred to the Executives for resolution in accordance with Section 14.1.  If the Executives cannot resolve the dispute, then, notwithstanding the arbitration provisions of Section 14.2, Genentech shall have final decision making authority; provided, however, Array shall not be obligated, as a result of a deciding vote by Genentech, to violate any obligation or agreement it may have with any Third Party, or to incur any extraordinary costs.

(d)  Meetings; Minutes.  The Joint Research Committee shall meet quarterly, or as more or less often as otherwise agreed by the Parties, at such locations as the Parties agree.  The JRC may meet in person, by teleconference, videoconference or as otherwise agreed.  Minutes of the JRC meetings shall be taken, and shall, at a minimum, record all decisions made.  Such minutes shall be approved by both Parties.  A Party may, with the prior consent of the other Party, invite a reasonable number of non-voting employees, consultants or scientific advisors to attend the meetings of the JRC, provided that such invitees are bound by appropriate confidentiality obligations.

(e)  Other Communications.  In addition to formal meetings, the Joint Research Committee representatives shall communicate as necessary to ensure the appropriate direction of the Research Program.  Genentech shall have reasonable access to Array’s facilities and personnel to achieve this goal, including visits by Genentech personnel (e.g., up to two (2) business days a month), upon reasonable notice, and regular phone or electronic mail communications (e.g., up to several times a week when needed).  Array shall use reasonable efforts to accommodate such requests.

(f)  Term of JRC Operations.  The Joint Research Committee shall meet during the Research Term.  Thereafter, the JRC shall cease operations and have no further functions hereunder.

2.3 Responsibilities Under the Research Plan.

(a)  Array.  During the Research Term, Array shall be primarily responsible for the following activities, among others, as specified in the Research Plan:

(i)    [ * ];

(ii)   [ * ];

(iii) [ * ];

(iv)  [ * ];

(v)    [ * ]; and

(vi)  [ * ].

(b)  Array and/or Genentech.  During the Research Term, Array and/or Genentech shall be responsible for the following activities, among others, as specified in the Research Plan:

(i)    [ * ];

(ii)   [ * ];

(iii) [ * ];

(iv)  [ * ]; and

(v)    [ * ].

2.4 Information and Reports. Subject to the second sentence of Section 2.5, during the Research Term, (a) at least once quarterly, each Party shall provide to the other a written summary of the research carried out by such Party under the Research Plan and the results of such research including, without limitation, Compounds synthesized or discovered, and results of in vitro and in vivo studies, with significant discoveries or advances being communicated promptly after such results are obtained or their significance is appreciated; and (b) each Party shall also promptly provide the other with raw data for work carried out by such Party under the Research Plan, to the extent reasonably requested by the other Party.  Subject to the second sentence of Section 2.5, during the term of the Agreement, Array shall also transfer to Genentech all data Controlled by Array related to Collaboration Targets or chemical entities known by Array to be Compounds, in each case that Array knows or has reason to know would assist Genentech in the development or commercialization of Compounds.

2.5 Materials and Confidential Information Transferred.  Array agrees to transfer to Genentech, [ * ], the materials and Confidential Information set forth in Exhibit A, to the extent such materials and Confidential Information exist; Array shall transfer [ * ] to Genentech on or before December 31, 2003.  Array agrees that it shall not transfer to Genentech any of the materials and Confidential Information set forth in Exhibit B, unless requested by Genentech in writing, subject to Array’s consent, which consent is in its sole discretion.  Array further agrees that, unless requested by Genentech in accordance with the following sentence, it shall not transfer any other materials or Confidential Information of Array to Genentech without Genentech’s prior written consent, and any such other materials or Confidential Information of Array transferred without such consent shall not be subject to any limitations on use, transfer or disclosure by Genentech, notwithstanding anything to the contrary herein.  Genentech may request in writing that Array transfer to Genentech such other materials or Confidential Information of Array, subject to Array’s consent, which consent is in its sole discretion.  Any materials and Confidential Information that a Party receives from the other Party hereunder may only be used and/or further transferred or disclosed to a Third Party in accordance with the applicable provisions of this Agreement including, without limitation, Section 8.1(b) and Article 9.

2.6 Collaboration Targets.

(a)  In the Research Plan.  As of the Effective Date, [ * ] and [ * ] have been selected by the Parties as Collaboration Targets.  At any time after [ * ] following the Effective Date, the Joint Research Committee may choose to include additional Collaboration Targets in, or remove Collaboration Targets from, the Research Plan; provided, however, any such change shall not (i) violate any agreement that Array has with a Third Party; (ii) add a Collaboration Target that is the target of Array’s own research or drugs in Array’s clinical development pipeline or marketed product portfolio; or (iii) result in less than [ * ] or more than [ * ] Collaboration Targets being included in the Research Plan at any given time.

(b)  Abandonment.  With respect to a particular Collaboration Target, in the event that (i) the Joint Research Committee determines that the Research Program has not yielded sufficient progress and that work on such Collaboration Target should be discontinued; or (ii) Genentech, in its sole discretion, elects that all work on such Collaboration Target be discontinued (i.e., under the Research Program and by Genentech internally), regardless of the progress made on such Collaboration Target; in either event, such Collaboration Target shall be deemed abandoned and shall cease to be a Collaboration Target under this Agreement.

2.7 [ * ]; Costs.  During the Research Term, for each Collaboration Target, Array shall have [ * ] skilled in small molecule drug discovery and/or preclinical development, and possessing a bachelor’s degree or higher in a relevant scientific discipline, devoted exclusively to performing activities under the Research Plan for such Collaboration Target.  At Genentech’s request, Array shall provide resumes or curriculum vitae for such [ * ].  Except as otherwise expressly provided herein (including, without limitation, for [ * ] support under Section 6.2), or agreed to by the Parties, each Party shall be responsible for [ * ] in performing its obligations related to the Research Program, or otherwise under this Agreement, including, without limitation, [ * ].

Article 3

Development and Commercialization of Licensed Products

3.1 Genentech Responsibilities.

(a)  Development.  Genentech shall be responsible, at its expense, for undertaking a development program to obtain regulatory approval for Licensed Products for Collaboration Targets in the Field in the Territory.  Such program shall include all preclinical, clinical, manufacturing and other activities, beyond those to be undertaken pursuant to the Research Program, or as otherwise expressly specified or agreed, as are necessary or appropriate to bring such Licensed Products to market.

(b)  Commercialization.  Genentech shall be responsible for establishing, controlling and implementing strategies, plans and budgets for the marketing and promotion of Licensed Products in the Field in the Territory.

(c)  Diligence.  Genentech shall use Commercially Reasonable Efforts to develop and commercialize [ * ] in the Field in the Territory.

3.2  [ * ].  If Genentech decides to use a Third Party to (a) [ * ]; and/or (b) [ * ], Genentech shall notify Array in writing of Genentech’s requirements and Array may, in its discretion, elect to submit a written bid for such work.  If Genentech receives such bid from Array within [ * ] of Array receiving Genentech’s notice, the Parties shall negotiate in good faith for [ * ].  If after such [ * ] period the Parties have not reached agreement on the terms under which Array will perform such work, or if after [ * ] the Parties have not executed a definitive agreement for such work, Genentech shall be free to initiate such work with a Third Party.  Other than as set forth in this Section 3.2, Genentech has no other obligations to Array with respect to [ * ].

Article 4

Exclusivity

4.1 During the Research Term.  During the Research Term, with respect to each Collaboration Target, Array shall not conduct, participate in, or fund, directly or indirectly, either alone or with a Third Party, research or development with respect to, or commercialize a product comprising a chemical entity, a mechanism of action of which is to modulate the activity of such Collaboration Target, other than in accordance with this Agreement.

4.2 After the Research Term.  After the Research Term, with respect to each Collaboration Target, for as long as Genentech (or a Sublicensee or other Third Party on Genentech’s behalf) (a) has an active research and/or development program for such Collaboration Target, where such program could result in Array accruing Development

Milestones and Royalties; or (b) is commercializing a Licensed Product for such Collaboration Target; or (c) is providing [ * ] support to Array with respect to such Collaboration Target (if at all); then, in each case, Array shall not conduct, participate in, or fund, directly or indirectly, either alone or with a Third Party, research or development with respect to, or commercialize a product comprising a chemical entity, a mechanism of action of which is to modulate the activity of such Collaboration Target, other than in accordance with this Agreement.

Article 5

Licenses

5.1 Research Licenses.

(a)  To Genentech.  Array hereby grants to Genentech, during the Research Term, a royalty-free, non-exclusive, non-sublicensable license under the Array IP Rights solely for the purpose of performing Genentech’s responsibilities under the Research Program.

(b)  To Array.  Genentech hereby grants to Array, during the Research Term, a royalty-free, non-exclusive, non-sublicensable license under the Genentech IP Rights solely for the purpose of performing Array’s responsibilities under the Research Program.

5.2 Commercial License.

(a)  Commercial License Grant.  Subject to the terms and conditions of this Agreement, Array hereby grants to Genentech a royalty-bearing, exclusive, sublicensable license (in accordance with Section 5.2(b)) under (i) the Array Existing Technology, Array Collaboration Technology and Array’s interest in Joint Collaboration Technology, to make, use, offer for sale, sell and import Compounds and Licensed Products in the Field in the Territory; and (ii) the Array Future Technology to make, use, offer for sale, sell and import Compounds in the Field in the Territory.

(b)  Sublicenses.  Genentech may sublicense the rights granted under the Commercial License for a particular Compound and/or Licensed Product, and such sublicense may be further sublicensed by a Sublicensee to multiple tiers of sublicensees.

5.3 No Implied Licenses.  Each Party acknowledges that the licenses granted under this Article 5 are limited to the scope expressly granted, and all other rights under a Party’s IP Rights are expressly reserved to the granting Party.  Without limiting the foregoing, it is understood that where a license under a Party’s IP Rights is granted to the other Party under this Article 5 for a particular purpose, the granting Party retains all of its rights under its IP Rights for all purposes not expressly licensed under this Agreement.

5.4 Exercise of License Rights by Third Party.  Unless otherwise expressly provided in this Agreement, the rights granted to a Party under the licenses granted hereunder may be exercised by a Third Party on such Party’s behalf (e.g., on Genentech’s behalf as set forth in Section 8.1(b) or to have Licensed Products made by a contract manufacturer), whether or not such license is non-sublicensable, including, without limitation, by a Third Party performing work under a material transfer agreement on behalf of such Party.

5.5 Third Party Agreements.  If any IP Rights of one Party that are licensed to the other Party hereunder are Controlled by the licensing Party by virtue of an agreement with a Third Party, such licensing Party shall not intentionally commit any acts or omissions that could cause a material breach of any agreement pursuant to which such licensing Party has rights that it has sublicensed to such other Party hereunder, such that its Third Party licensor would be entitled to terminate such agreement or amend it in any way that would adversely affect a license or other rights granted to such other Party under this Agreement.  In addition, without the prior written consent of such other Party, such licensing Party shall not exercise any rights it may have with respect to any such agreement or amend, or waive any of its rights under, such agreement in any way that would adversely affect a license or other rights granted to such other Party under this Agreement.

Article 6

License Fees; [ * ] and Milestone Payments

6.1 License Fee.  In consideration [ * ], Genentech shall pay to Array [ * ] after the Effective Date, which amount shall be non-refundable and non-creditable against any other amounts due Array under this Agreement.

6.2 [ * ]; Outsourcing.  [ * ].

6.3 Development Milestones.

(a)  Milestone Schedule.  Within [ * ] following the first occurrence of each milestone event (set forth in this Section 6.3(a)) with respect to a particular Collaboration Target, Genentech shall pay to Array the following milestone payments (each payment, a “Development Milestone Payment”), regardless of whether the development or commercialization of such Licensed Product is discontinued at any time after the occurrence of such milestone event.  By way of example only, if a particular milestone event is achieved by more than one Licensed Product for the [ * ] Collaboration Target, the corresponding Development Milestone Payment shall only be due for the first such Licensed Product for [ * ].

Milestone Event		Milestone Payment
(with respect to each Collaboration Target)		(in U.S. dollars)
(1)	[ * ]	[ * ]
(2)	[ * ]	[ * ]
(3)	[ * ]	[ * ]
(4)	[ * ]	[ * ]
(5)	[ * ]	[ * ]
(6)	[ * ]	[ * ]
(7)	[ * ]	[ * ]
(8)	[ * ]	[ * ]
(9)	[ * ]	[ * ]
(10)	[ * ]	[ * ]

(b)  Definitions.  The following definitions shall be used for the purposes of the Development Milestone Payments due under this Section 6.3:

(i)    “Acceptance” of an MAA shall mean the date of receipt by Genentech or its Sublicensees of written notice of acceptance from the FDA (or the equivalent regulatory authority in a country outside the U.S.) of an MAA for a Licensed Product for substantive review.

(ii)   “[ * ]” is defined in Section 0.

(iii) “[ * ]” is defined in Section 0.

(iv)  “Major European Country” means France, Germany, Italy, Spain or the United Kingdom.

Article 7

Royalties

7.1 Royalty Rate.  Genentech shall pay, or cause to be paid, to Array a royalty of [ * ] of Net Sales of each Licensed Product (“Royalty Payment”), subject to Royalty Offsets and other provisions of this Article 7 including, without limitation, Section 7.3(a).

7.2 Single Royalty.  In no event shall more than one Royalty Payment be due to Array hereunder with respect to the sale of a particular Licensed Product, even if such Licensed Product contains more than one Compound, or such Licensed Product or its manufacture or use is Covered by more than one Valid Claim.

7.3 Royalty Term; Fully Paid Licenses.

(a)  Royalty Term.  Genentech’s obligation to make Royalty Payments shall pertain only to a Licensed Product that is Covered by a Valid Claim in the country of sale on the date of sale by Genentech or its Sublicensees to Third Parties.  Such Royalty Payment obligation shall expire on a Licensed Product-by-Licensed Product and country-by-country basis upon the expiration of the last-to-expire Valid Claim that Covers such Licensed Product in such country.  For purposes of this Section 7.3(a), the date of sale of a Licensed Product shall be deemed to occur on the later of (i) the date such Licensed Product is shipped; or (ii) the date of the invoice to the purchaser of such Licensed Product.

(b)  Fully Paid Licenses.  Upon expiration of the Royalty Payment obligation for a particular Licensed Product in a given country, the Commercial License granted to Genentech under this Agreement with respect to such Licensed Product in such country shall become fully paid and irrevocable.

7.4 Royalty Offsets.

(a)  Royalty Offsets.  Reductions of Royalty Payments made under this Section 7.4(a) shall be referred to collectively as “Royalty Offsets.”  In the event that (i) it becomes necessary for Genentech, or its Sublicensee, to [ * ] of a Third Party, where such [ * ], and such [ * ] would be [ * ] by [ * ] of such Licensed Product [ * ] in a given country; then (ii) the amount of the Royalty Payments due for such Licensed Product in such country shall be [ * ] of the amount of the royalties [ * ] to such Third Party for such license.  Notwithstanding the preceding sentence, in no event shall the applicable royalty rate be [ * ], other than as expressly provided in this Agreement including, without limitation, in accordance with Section 10.5(a)(ii).

(b)  Complementary Technologies.  Without limiting Royalty Offsets under Section 7.4(a), it is understood that on a case-by-case basis, Genentech and Array may agree that it would be in their mutual best interests to in-license a complementary technology for use with a Licensed Product, and in such case may similarly agree that it would be in their mutual best interests to agree upon an offset for royalties paid with respect to such in-license; provided, however, neither Party shall be obligated to agree to any such in-license or offset, and no such offset shall be made unless so agreed.

7.5 Payments, Reports and Audits. The following terms and conditions shall apply to Royalty Payments under this Agreement:

(a)  Payments and Reports.  Genentech shall make Royalty Payments to Array or its designee [ * ] in which Royalty Payments are due.  Each Royalty Payment shall be accompanied by a written report, setting forth all the information necessary for the calculation of such payment.  Unless otherwise requested, or consented to in writing, by Array, all Royalty Payments and reports related to Net Sales by Genentech’s Sublicensees shall be made to Array by Genentech together with (or as a part of) Genentech’s payments and reports.

(b)  Records.  Genentech shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing Net Sales and demonstrating the calculation of Royalty Payments.  Such books of account and the supporting data and other records shall be kept at the principal place of business of Genentech.  Genentech’s books and records shall be open at all reasonable times, for [ * ] following the end of the [ * ] to which they pertain, for examination in accordance with the provisions of Section 7.5(c); provided, however, any given set of books and records may only be examined once.

(c)  Audits.  At the request and expense of Array, Genentech shall permit a nationally recognized independent certified public accountant, selected by Array and reasonably acceptable to Genentech, to examine, not more than once [ * ] during the period in which Genentech has an obligation to pay Royalty Payments under this Agreement, such books of account and records under Section 7.5(b) as may be necessary to determine the correctness of any report or payment related to Royalty Payments under this Agreement.  Such examination shall be made during regular business hours and upon [ * ] prior written notice.  After review of the accountant’s examination report, Genentech shall promptly pay any uncontested, understated Royalty Payments.  Any overpayment of Royalty Payments shall be promptly refunded or fully creditable against amounts payable in subsequent payment periods, at Genentech’s election.  Genentech shall pay contested, understated Royalty Payments, if any, that are due promptly after the dispute is resolved, in accordance with the provisions of Article 14.  If such accountant reasonably determines that Royalty Payments payable under this Agreement have been, for any [ * ], understated by [ * ], Genentech shall pay the reasonable costs of the examination.  The Parties agree that all information subject to review under this Section 7.5(c) is Confidential Information of Genentech and may only be used for purposes germane to this Section 7.5(c), and that Array shall retain and cause its accountant to retain all such information in confidence.

(d)  Mode of Payment; Foreign Exchange.  All payments due under this Agreement shall be made in United States dollars via wire transfer of immediately available funds, or by check if requested by Array, and shall be made where directed by Array from time to time.  For the purpose of computing Net Sales in a currency other than United States Dollars, such currency shall be converted into United States Dollars using the ending conversion rate for the relevant period as reported by Reuters Ltd.

(e)  Taxes.  Each Party shall comply with applicable United States Internal Revenue Service guidelines regarding filing and reporting for income tax purposes.  Neither Party shall treat their relationship under this Agreement as a partnership or as a pass through entity for tax purposes.

(f)  Blocked Currency.  In each country where the local currency is blocked and cannot be removed from such country, Royalty Payments related to Net Sales of Licensed Products sold in such country shall continue to be accrued without interest in such country, and shall continue to be reported, but such Royalty Payments will not be paid until they may be removed from such country.  At such time as Genentech or its Sublicensee, as the case may be, is able to remove currency from such country, it shall also remove and pay such accrued Royalty Payments.

Article 8

Materials; Intellectual Property

8.1 Materials.

(a)  Ownership.  Each Party may transfer certain materials to the other Party pursuant to the Research Plan, Approval by the Joint Research Committee or other provisions of this Agreement.  Except as otherwise expressly provided herein, as between the Parties, all right, title and interest in and to all such transferred materials (and any IP Rights relating thereto) shall remain in the Party transferring such materials to the other Party.

(b)  Use; Transfer.  Each Party agrees that, except as otherwise expressly provided herein, it shall use the other Party’s materials only in connection with activities contemplated by this Agreement or in order to further the purposes of this Agreement, and shall not transfer such materials of the other Party to any Third Party without such other Party’s prior written consent.  Array hereby consents that Genentech may transfer any or all of the Compounds to Third Parties that perform activities on behalf of Genentech for the purposes of this Agreement; provided, however, such Third Parties shall be contractually bound to Genentech (including, without limitation, being bound by confidentiality obligations at least as restrictive as those set forth in Article 9, and agreeing to use such transferred Compounds only for the purposes of this Agreement and to not further transfer such Compounds without Array’s prior written consent).

8.2 Ownership of Technology.

(a)  General.  As between the Parties, each Party shall solely own its Contributed Technology.  Except as otherwise expressly provided in this Agreement (including, without limitation, Section 8.3), as between the Parties, (i) Collaboration Technology that is discovered, conceived or reduced to practice by employees of Array solely (or jointly with a Third Party collaborator/agent of Array) (“Array Collaboration Technology”) shall be solely owned by Array; (ii) Collaboration Technology that is discovered, conceived or reduced to practice by employees of Genentech solely (or jointly with a Third Party collaborator/agent of Genentech) (“Genentech Collaboration Technology”) shall be solely owned by Genentech; and (iii) Collaboration Technology that is discovered, conceived or reduced to practice by an employee of Genentech (or a Third Party collaborator/agent of Genentech) and an employee of Array (or a Third Party collaborator/agent of Array) jointly (“Joint Collaboration Technology”) shall be jointly owned by Genentech and Array.

(b)  Restrictions on Joint Collaboration Technology.  During the term of the Agreement, with respect to any Collaboration Target that is included in the scope of the Commercial License, Array shall not, in the Territory, license (except by Array to Genentech pursuant to the licenses granted hereunder), assign, dispose of, encumber or otherwise impair any portion of its interest in the Joint Collaboration Technology that relates to any such Collaboration Target or Compounds thereto, without the prior written consent of Genentech.  Except as provided in Article 6, and subject to the licenses granted hereunder, neither Party shall have an obligation to account to the other, or obtain the consent of the other, with respect to the exploitation (directly or through licensees or Third Parties) of any Joint Collaboration Technology, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such an accounting or consent.

8.3 [ * ].

(a)  [ * ] Patentability.  Solely to the extent [ * ], as reasonably determined by Genentech and Array, inventions within Genentech Collaboration Technology or Joint Collaboration Technology shall be subject to an [ * ].  Provided further, whether or not Genentech has requested [ * ], Array shall promptly [ * ] (i) [ * ], upon termination of the Agreement; (ii) [ * ], upon abandonment of such Collaboration Target pursuant to Section 2.6(b); and (iii) [ * ], upon such exclusion.

(b)  [ * ] Patent Term Extensions.  With respect to any Compound for which Genentech has filed an IND, at the time of such filing, or at any time thereafter, Genentech may request that Array [ * ], to Genentech such [ * ], so as to provide Genentech [ * ], and Array shall undertake [ * ] that are reasonably necessary to facilitate Genentech procuring a patent term extension with respect to such Compound.

8.4 Inventorship.  The determination of inventorship for Collaboration Technology shall be made in accordance with applicable laws relating to inventorship set forth in the patent laws of the United States.  All such determinations shall be documented to ensure that any divisional or continuation patent applications reflect appropriate inventorship and that inventions and patent rights are assigned to the appropriate Party.  If either Party identifies Joint Collaboration Technology, the Parties’ patent counsel shall determine inventorship and, in the event of a disagreement, the Parties shall refer such determination to mutually acceptable outside counsel.

8.5 Assignment; Cooperation.  Each Party shall require all of its employees and any Third Parties working pursuant to this Agreement on its behalf, to assign to such Party any Collaboration Technology discovered, conceived or reduced to practice by such employee or Third Party, and to cooperate with such Party in connection with obtaining patent protection therefor.  The Parties agree to reasonably cooperate with each other to effectuate ownership of Collaboration Technology as set forth herein, including, but not limited to, by executing and recording documents.

8.6 Patent Prosecution.

(a)  Definitions.  The following definitions shall be used only for the purposes of this Section 8.6 (or as otherwise expressly referenced in this Agreement):

(i)    “Prosecuting Party” is defined in Section 8.6(d)(ii).

(ii)   “Prosecution and Maintenance” or “Prosecute and Maintain,” with regard to a particular Patent, means the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues, requests for patent term extensions and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to such Patent.

(b)  Disclosure of Technology.  During the Research Term, each Party shall promptly disclose to the other any Collaboration Technology discovered, conceived or reduced to practice by such Party.  During the term of the Agreement, Array shall promptly disclose to Genentech all Array Contributed Technology (including, without limitation, any Array Contributed Technology of which it acquires Control after the Effective Date) that Array knows or has reason to know is within the scope of the licenses granted to Genentech hereunder.

(c)  Contributed Technology.  Each Party, in its sole discretion and expense, may Prosecute and Maintain Patents covering its Contributed Technology.  Array shall use diligent efforts to obtain Valid Claims that Cover Licensed Products.

(d)  Collaboration Technology.

(i)          Sole Control.  Genentech, in its sole discretion and expense, may Prosecute and Maintain Patents covering Genentech Collaboration Technology.

(ii)         Joint Control.  The Parties shall jointly decide on a strategy for the Prosecution and Maintenance of Patents covering Joint Collaboration Technology, which strategy may include retention of mutually acceptable outside counsel to conduct such Maintenance and Prosecution, and the Parties shall equally share the expenses therefor, regardless of which Party is responsible for such Prosecution and Maintenance.  The Parties shall jointly decide on a strategy for, and shall collaborate and cooperate with each other in the Prosecution and Maintenance of Patents covering Array Collaboration Technology, which strategy may include retention of mutually acceptable outside counsel to conduct such Maintenance and Prosecution, and Array shall be responsible for such Prosecution and Maintenance, at its expense.  The Party that is responsible for the Prosecution and Maintenance of a Patent under this Section 8.6(d)(ii) shall be referred to as the “Prosecuting Party.”  The Prosecuting Party shall use diligent efforts to obtain a reasonable scope of protection for such Collaboration Technology inventions, and will consider in good faith reasonable comments provided by the other Party.

(iii)        Cooperation.  Each Party shall, at its own expense, reasonably cooperate with and assist the other Party, at such other Party’s request, in connection with the Prosecution and Maintenance Patents covering any Collaboration Technology, including without limitation by making scientists and scientific records reasonably available to such other Party.

(e)  Disclosure of Developments.  Each Party shall keep the other informed as to material developments with respect to the Prosecution and Maintenance of Patents covering any Collaboration Technology (other than Genentech Collaboration Technology) or of Patents covering Array Contributed Technology that pertain to chemical entities that Array knows or has reason to know are Compounds or Licensed Products including, without limitation, by promptly providing to the other Party, upon request, copies of any substantive documents that such Party receives from any patent office (including notice of interferences, reissues, re-examinations, oppositions or requests for patent term extensions), and by providing such other Party the opportunity to have reasonable input into the strategic aspects of such Prosecution and Maintenance.

(f)  Transfer of Prosecution and Maintenance.  If a Prosecuting Party elects not to Prosecute and Maintain Patents covering Collaboration Technology in a country in which the Parties had agreed to Prosecute and Maintain such Patents, such Prosecuting Party shall provide at least sixty (60) days written notice to the other Party.  Thereafter, such other Party shall have the right, but not the obligation, to pursue, at its sole expense and in its sole discretion, the Prosecution and Maintenance of such Patents in such country.  The ownership of such Patents shall not be affected, notwithstanding any transfer of Prosecution and Maintenance of such Patents to such other Party in accordance with this Section 8.6(f).

8.7 Patent Interferences.  In the event that an interference is declared by the U.S. Patent and Trademark Office (a) between (i) a claim in one or more patents or patent applications within the Array Patents and (ii) a claim in one or more patents or patent applications within the Genentech Patents, where at least one of such claims would be infringed by the making, using, offering for sale, selling or importing of Licensed Products but for the licenses granted hereunder; or (b) between either of (i) or (ii) above and a claim in one or more patents or patent applications within the Joint Collaboration Technology, where at least one of such claims would be infringed by the making, using, offering for sale, selling or importing of Licensed Products, but for the licenses granted hereunder; then the Parties shall in good faith establish within thirty (30) days of the declaration of such interference, or such other time as agreed upon, a mutually agreeable process to resolve such interference in a reasonable manner (including, without limitation, control and cost sharing), in conformance with all applicable legal standards.

8.8 Third Party Claims.  If a claim of infringement is brought by a Third Party against Genentech on account of the manufacture, use, offer for sale, sale or import of any Licensed Product, Genentech shall be solely responsible for defending such Third Party claim, at its sole discretion and sole expense.  At Genentech’s request and expense, Array shall cooperate reasonably with Genentech in connection with any such defense.

8.9 Infringement by Third Parties.

(a)  Actions.  If any Patent within the Array Contributed Technology or the Collaboration Technology is infringed by a Third Party in any country in connection with the manufacture, use, offer for sale, sale or import of a product substantially similar to a Licensed Product in the Field in such country, Genentech (and its Sublicensees) shall have the primary right, but not the obligation to institute, prosecute, and control any action or proceeding with respect to such infringement of such Patent, by counsel of its own choice, and Array shall have the right, at its own expense, to be represented in that action by counsel of its own choice.

(b)  Assistance, Costs and Recoveries.  If Genentech (and/or its Sublicensees) brings any such action or proceeding in accordance with this Section 8.9, Array agrees, at Genentech’s request and expense, to be joined as a party plaintiff and to give Genentech (and/or its Sublicensees) reasonable assistance and authority to file and prosecute the suit.  The costs and expenses of Genentech (and/or its Sublicensees) under this Section 8.9 shall be borne by Genentech (and/or its Sublicensees), and any damages, amounts received in settlement or other monetary awards recovered shall be shared as follows: [ * ].  A settlement, consent judgment or other voluntary final disposition of a suit under this Section 8.9 may be entered into without the consent of Array, provided that such settlement, consent judgment or other disposition does not admit the invalidity or unenforceability of any Patent within the Array Contributed Technology or the Collaboration Technology (other than Genentech Collaboration Technology) and provided further, that any rights to continue the infringing activity in such settlement, consent judgment or other disposition shall be limited to those rights Genentech (and/or its Sublicensees) otherwise has the right to grant.

Article 9

Confidentiality

9.1 Confidentiality.  Except to the extent expressly authorized by this Agreement, or otherwise agreed in writing, each Party (as a “Receiving Party”) in possession of the Confidential Information of the other Party (as a “Disclosing Party”) agrees: (a) to hold the Disclosing Party’s Confidential Information in confidence; and (b) to only use such Disclosing Party’s Confidential Information in connection with activities contemplated by this Agreement or in order to further the purposes of this Agreement.  The foregoing confidentiality and use restrictions shall not apply to a Disclosing Party’s Confidential Information to the extent that the Receiving Party establishes by written evidence that such Confidential Information:

(i)          was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(ii)         was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii)        became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(iv)         was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(v)          was subsequently developed by or on behalf of the Receiving Party without use of the Disclosing Party’s Confidential Information.

9.2 Authorized Disclosures.

(a)  Legal Compliance.  A Party may disclose the other Party’s Confidential Information only to the extent such disclosure is reasonably necessary to comply with the order of a court, applicable laws or governmental regulations; provided, however, that, except for disclosures otherwise permitted under this Section 9.2, or as otherwise required or necessitated by law, such Party shall provide prompt notice of such disclosure requirement to such other Party and provide reasonable assistance to enable such other Party to seek a protective order or otherwise prevent such disclosure.

(b)  Regulatory Authorities.  A Party may disclose the other Party’s Confidential Information to the extent such disclosure is required to comply with applicable governmental regulations or to conduct pre-clinical or clinical trials related to Licensed Products.

(c)  Patent Prosecution.  A Party may disclose the other Party’s Confidential Information to the extent such disclosure occurs in the filing or publication of any patent application or patent on inventions, subject to the provisions of Section 8.6.  Array agrees that the provisions of Section 9.3 shall apply to disclosures by Array of Array Confidential Information in patent applications.

(d)  Publications.  Except as otherwise expressly provided, Array shall not disclose by any means (including electronically) any information related to Compounds discovered under the Research Plan or Collaboration Targets, or the identity or properties of other chemical entities known by Array to be Compounds, without Genentech’s prior written consent, which consent is in its sole discretion.  Subject to the preceding sentence, in the event a Party wishes to publish or orally present information relating to or arising from the Research Program, such Party shall submit to the other Party all materials related to the proposed publication or presentation (including, without limitation, posters, abstracts, manuscripts and written descriptions of oral presentations) at least thirty (30) days prior to the date of submission for publication or the date of presentation, whichever is earlier, of any of such submitted materials.  The other Party shall review such submitted materials and respond to the submitting Party as soon as reasonably possible, but in any case within thirty (30) days of receipt thereof.  At the request of the reviewing Party, the submitting Party shall modify or delete from such proposed publication or presentation any Confidential Information of the reviewing Party.  In the event the reviewing Party does not respond within the period specified above, the submitting Party will be free to make such proposed publication or presentation.

(e)  Other Permitted Disclosure.  A Receiving Party may disclose and grant use of particular Confidential Information of the Disclosing Party to such Receiving Party’s permitted sublicensees, agents, consultants, clinical investigators, collaborators or contractors as such Receiving Party reasonably determines is necessary to receive the benefits of or fulfill its obligations pursuant to this Agreement; provided, however, any such permitted sublicensees, agents, consultants, clinical investigators, collaborators or contractors must be obligated to substantially the same extent as set forth in Section 9.1 to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement.  Nothing in this Article 9 shall restrict either Party from using or disclosing any of its own Confidential Information for any purpose whatsoever.  Further, a Receiving Party may disclose Confidential Information received under this Agreement to existing or potential investors, acquirers, merger partners, collaborators or licensees, or to professional advisors (e.g.,  attorneys, accountants and prospective investment bankers) involved in such activities, for the limited purpose of evaluating such investment, transaction, or license and under appropriate conditions of confidentiality, only to the extent necessary and with the agreement by these permitted individuals to maintain such Confidential Information in strict confidence.

9.3 Patent Applications.  Array agrees that, prior to filing a patent application that discloses any data or information that was generated or obtained by Array under the Research Program including, without limitation, Array Confidential Information, (“Patent Disclosure Data”), Array shall provide to Genentech, prior to filing and with sufficient time to allow Genentech to comment thereon, a copy of any such patent application that Array proposes to file with any patent office in the Territory.  The Parties acknowledge that Array may file such patent applications to protect Collaboration Technology in accordance with Section 8.6(d), and that it is in the interests of both Genentech and Array to disclose only Patent Disclosure Data that are necessary for successful prosecution of such filed patent applications in countries of interest.  In particular, the Parties will discuss in good faith Array’s proposed inclusion of any of the following types of data and information in the Patent Disclosure Data: [ * ].  Array agrees to fully and reasonably consider any of Genentech’s suggestions or proposed deletions prior to filing such Array patent applications, and further agrees to consider postponing publication of such patent applications containing Patent Disclosure Data as long as feasible, in Array’s sole discretion (for example, by filing provisional applications or by foregoing international filings, if Array deems such action appropriate).

9.4 Continuing Obligation.  This Article 9 shall survive the termination or expiration of this Agreement for a period of [ * ].

9.5 Termination of Prior Agreements.  As of the Effective Date, this Agreement supersedes the Mutual Confidentiality Agreement between the Parties effective as of July 9, 2003, but only insofar as it relates to the subject matter of this Agreement.  All “Information” (as defined in such confidentiality agreement) exchanged between the Parties thereunder relating to the subject matter of this Agreement shall be deemed Confidential Information hereunder and shall be subject to the provisions of this Article 9.

Article 10

Term; Termination

10.1        Term.  This Agreement shall be effective as of the Effective Date.  Unless sooner terminated as provided in this Article 10, this Agreement shall remain in effect until Array is no longer entitled (in fact or potentially) to receive Royalty Payments from Genentech, other than Royalties Payments pursuant to Section 10.5(c).

10.2        Termination by Genentech.  Genentech shall have the right to terminate this Agreement in its entirety, in its sole discretion, upon [ * ] written notice to Array.

10.3        Material Breach.

(a)  Generally.  Subject to Section 10.3(b), either Party may terminate this Agreement, by written notice to the other Party, for any material breach of this Agreement by the other Party, if such breach is not cured within [ * ] after the breaching Party receives written notice of such breach from the non-breaching Party; provided, however, if such breach is not capable of being cured within such [ * ] period, the cure period shall be extended for such amount of time that the Parties agree to in writing is reasonably necessary to cure such breach, so long as the breaching Party is making diligent efforts to do so.  Such termination shall be effective upon expiration of the cure period.  Any dispute as to whether a notice of termination pursuant to this Section 10.3(a) is proper, or whether a breach is material or has been cured, shall be resolved as provided pursuant to Article 14.

(b)  Related to a Licensed Product or Collaboration Target.  If Array has the right to terminate this Agreement due to a material breach by Genentech, and (i) if such breach relates solely to a particular Collaboration Target, then Array may only exclude Compounds and Licensed Products for such Collaboration Target from the scope of the Commercial License; or (ii) if such breach relates solely to a particular Licensed Product, then Array may only exclude such Licensed Product from the scope of the Commercial License; and in either event, Array may not terminate the entire Agreement.

10.4        Insolvency or Bankruptcy.

(a)  Right to Terminate.  In the event that a Party becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a Third Party’s intention to file an involuntary petition in bankruptcy, such Party shall immediately notify the other Party in writing.  In addition to any other remedies available to such other Party by law or in equity, such other Party shall have the right to immediately terminate this Agreement, in whole or in part as the terminating Party may determine, upon learning of any of the foregoing events.

(b)  Retention of Rights.  In the event Array seeks or is involuntarily placed under the protection of the “Bankruptcy Code” (i.e., Title 11, U.S. Code), and the trustee in bankruptcy, or Array as a debtor-in-possession, rejects this Agreement, Genentech hereby elects, pursuant to Section 365(n) of such Bankruptcy Code, to retain all licenses of rights to “intellectual property” (as defined under such Bankruptcy Code) granted to it under this Agreement to the extent permitted by law.

(c)  Embodiments of IP.  The Parties agree that, in the event of the commencement of a bankruptcy proceeding by or against Array under such Bankruptcy Code, Genentech shall be entitled to a complete duplicate of all embodiments of such intellectual property, and such embodiments, if not already in its possession, shall be promptly delivered to

Genentech (i) upon any such commencement of a bankruptcy proceeding, unless Array elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i), immediately upon the rejection of this Agreement by or on behalf of Array.

(d)  Patent Prosecution.  Genentech acknowledges that certain Array Patents may contain subject matter that is licensed to Third Parties or may also include subject matter that is outside the scope of the Commercial License.  The Parties agree that, in the event of the commencement of a bankruptcy proceeding by or against Array under such Bankruptcy Code, to the extent consistent with the Bankruptcy Code and Array’s existing obligations to Third Parties, and to the extent permitted by Array’s trustee, Genentech shall have the right to Prosecute and Maintain (as defined in Section 8.6(a)) Array Patents, to the extent included within the scope of the Commercial License, at its expense.

10.5        Effects of Termination; Survival.

(a)  Termination by Genentech.

(i)    In the event that Genentech terminates this Agreement pursuant to Section 10.2, and subject to Sections 10.5(c) and (d), all rights and licenses granted by Array hereunder with respect to Compounds and Licensed Products shall immediately terminate.

(ii)   In the event that Genentech terminates this Agreement pursuant to Section 10.3(a), after the effective date of such termination, the Commercial License granted to Genentech hereunder shall become irrevocable and Genentech shall pay [ * ]; provided, however, that if such termination is due to a breach by Array of Article 4, the Commercial License shall [ * ].

(b)  Termination by Array.  In the event that Array terminates this Agreement pursuant to Section 10.3(a), and subject to Sections 10.5(c) and (d), all rights and licenses granted by Array hereunder with respect to Compounds and Licensed Products shall immediately terminate.

(c)  Inventory at Termination.  In the event this Agreement is terminated by a Party for any reason (or a Licensed Product is excluded from the scope of the Commercial License), Genentech shall have the right to sell or otherwise dispose of Licensed Products then in stock, subject to Royalty Payments and any other applicable provisions of this Agreement, and Array covenants not to sue Genentech for infringement under any Array IP Rights with respect to such activities conducted by Genentech pursuant to this Section 10.5(c).

(d)  Continuation of Sublicenses.  Upon termination of this Agreement (or if a Licensed Product is excluded from the scope of the Commercial License), an existing sublicense granted by Genentech under its Commercial License, if any, shall continue in full force and effect, provided that the Sublicensee agrees to be bound by all the terms and conditions of this

Agreement that are applicable to such Sublicensee including, without limitation, rendering directly to Array all payments and other obligations due to Array related to such sublicense (including, without limitation, all Development Milestone Payments and Royalty Payments).

(e)  Return of Confidential Information.  Upon termination of this Agreement by Genentech pursuant to Section 10.2 or Array pursuant to Section 10.3, Genentech shall return to Array (or destroy at Array’s written request) all Confidential Information of Array directly related to this Agreement in the possession of Genentech as of the effective date of termination (with the exception of one copy of such Confidential Information, which may be retained by Genentech’s legal department to confirm compliance with the non-use and non-disclosure provisions of this Agreement).  Upon any termination of this Agreement by either Party, Array shall return to Genentech (or destroy at Genentech’s written request) all Confidential Information of Genentech directly related to this Agreement in the possession of Array as of the effective date of termination (with the exception of one copy of such Confidential Information, which may be retained by Genentech’s legal department to confirm compliance with the non-use and non-disclosure provisions of this Agreement).

(f)  Other.  Except as otherwise expressly provided herein, termination of this Agreement shall not affect the rights and obligations of the Parties that accrued prior to the effective date of such termination.  Any right that a Party has to terminate this Agreement, and any rights that such Party has under this Section 10.5, shall be in addition to and not in lieu of all other rights or remedies that such Party may have at law or in equity or otherwise, including without limitation rights under the United States Bankruptcy Code.

(g)  Survival.  Except as otherwise expressly provided herein, the provisions of Sections 5.4, 5.5 and 7.5 and Article 9, Article 10, Article 11, Article 12, Article 13, Article 14 and Article 15 (as applicable) shall survive any termination or expiration of this Agreement in perpetuity.  In addition, except as otherwise expressly provided herein, the provisions of Section 7.3(b) shall survive expiration, early termination by Genentech pursuant to Section 10.3(a) or early termination pursuant to Section 10.4, of this Agreement.  Further, Article 8 shall survive any termination or expiration of this Agreement in perpetuity except as follows:  Sections 8.3(b), 8.6(b) and 8.9 only survive early termination by Genentech pursuant to Section 10.3(a); Sections 8.6(e) and 8.6(f) only survive with respect to Joint Collaboration Technology; and Section 8.7 does not survive any termination or expiration of this Agreement.

Article 11

Representations and Warranties

11.1        Mutual Representations and Warranties.  Each of the Parties hereby represents, warrants and covenants as follows:

(a)  This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms.  The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(b)  Each Party has not, and during the term of the Agreement will not, grant or otherwise dispose of any right to any Third Party relating to its respective technology in the Field that conflicts with, or adversely affects, the rights granted to the other Party hereunder.

(c)  Each Party Controls all of the rights, title and interest in and to its inventions (whether patentable or not), Patents and Know-How within its respective Contributed Technology, in each case, that exist as of the Effective Date.

(d)  After the Effective Date, each Party shall disclose to the other Party any Third Party intellectual property of which it becomes aware that would be infringed by the discovery, development and/or commercialization of Compounds pursuant to this Agreement.  Genentech’s obligations under this Section 11.1(d) shall terminate at the end of the Research Term, and Array’s obligations under this Section 11.1(d) shall continue for the term of this Agreement.

11.2        Array Representations and Warranties.  Array hereby further represents, warrants and covenants to Genentech that:

(a)  As of the Effective Date, there are no material adverse proceedings, claims or actions pending, or to the best of Array’s knowledge, threatened, relating to the Array Contributed Technology that would materially interfere with Array’s performance of its obligations, or Genentech’s exercise of its rights, under this Agreement; after the Effective Date, Array shall disclose to Genentech any such material adverse proceedings, claims or actions that arise.

(b)  As of the Effective Date, to the best of Array’s knowledge, [ * ].

11.3        Disclaimers.  EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO MATERIALS OR INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES,

EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

Article 12

Indemnification; Limitation on Liability

12.1        Losses Defined.  Solely for purposes of this Article 12, the term “Losses” means any and all third party suits, claims, actions, demands, losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses).

12.2        Indemnification by Genentech.

(a)  Indemnification Scope.  Genentech hereby agrees to indemnify, defend and hold Array and its officers, directors, employees and agents harmless from and against Losses resulting directly from the discovery, development, manufacture, use, handling, storage, sale or other disposition of Compounds or Licensed Products by Genentech, its agents or Sublicensees, except to the extent that such Losses are attributable to (i) Array’s breach of its representations, warranties and/or covenants under Article 11; (ii) Array’s material breach of its obligations under this Agreement; and/or (iii) the negligence or willful misconduct of the indemnified Party(ies) in the course of performing activities under this Agreement.

(b)  Indemnification Procedures.  In the event that Array seeks indemnification under this Section 12.2, it shall (i) notify Genentech of any Losses for which it claims such indemnification within fifteen (15) business days after it receives notice of the claim; (ii) permit Genentech to assume the sole control of the defense thereof including, without limitation, the right to settle or conclude such defense; (iii) cooperate as reasonably requested (at the expense of Genentech) in the defense of the claim; and (iv) not settle the claim without the express, prior written consent of Genentech.  The indemnity agreement under this Section 12.2 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Genentech.

12.3        Indemnification by Array.

(a)  Indemnification Scope.  Array hereby agrees to indemnify, defend (if requested by Genentech) and hold Genentech and its officers, directors, employees and agents harmless from and against Losses to the extent that such Losses are attributable to (i) Array’s breach of its representations, warranties and/or covenants under Article 11; (ii) Array’s material breach of its obligations under this Agreement; and/or (iii) the negligence or willful misconduct of Array and its officers, directors, employees and agents in the course of performing activities under this Agreement, except to the extent that such Losses are attributable to (i) Genentech’s breach of its representations, warranties and/or covenants under Article 11; (ii) Genentech’s material breach of its obligations under this Agreement; and/or (iii) the negligence or willful misconduct of the indemnified Party(ies) in the course of performing activities under this Agreement.

(b)  Indemnification Procedures.  In the event that Genentech seeks indemnification under this Section 12.3, it shall (i) notify Array of any Losses for which it claims such indemnification within fifteen (15) business days after it receives notice of the claim; and (ii) if requested by Genentech, assume control of the defense thereof, with counsel mutually satisfactory to the Parties.  In the event Genentech requests that Array assume such control, Genentech shall (i) cooperate as reasonably requested (at the expense of Array) in the defense of the claim; and (ii) Array shall not settle the claim without the express, prior written consent of Genentech.

12.4        Limitation on Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, HOWEVER CAUSED.  NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

Article 13

Insurance

13.1        Coverages.

(a)  General.  Each Party shall maintain, at its own cost, and provide evidence of the insurance coverages as set forth in this Article 13.  All insurance coverages shall be primary insurance with respect to each Party’s own participation under this Agreement, and shall be maintained with an insurance company or companies having an A.M. Best’s rating (or its equivalent) of A-XII or better, in the case of Genentech, and A-VII or better, in the case of Array.

(b)  Commercial General Liability.  For as long as a Party is performing obligations under the Agreement, and thereafter for the period of time required under this Section 13.1(b), each Party shall obtain and maintain, Commercial General Liability (CGL) insurance, including contractual liability, in the minimum amount of [ * ].  The CGL insurance policies shall be an occurrence form, but if only a claims-made form is available to a Party, then in such a case, such Party shall maintain the insurance coverage for at least [ * ] following such

Party’s completing performance of its obligations under this Agreement.  Each Party’s aggregate deductibles under its CGL insurance policies shall be satisfactory to the other Party.

13.2        Additional Requirements.

(a)  Additional Insured.  With respect to the insurance coverages set forth in Section 13.1, each Party shall name the other Party as an additional insured by endorsement under its Commercial General Liability insurance policy.

(b)  Certificates of Insurance.  Promptly following the Effective Date, each Party shall provide to the other Party its respective certificates of insurance evidencing the insurance coverages set forth in Section 13.1.  Each Party shall provide to the other Party at least [ * ] prior written notice of any cancellation, nonrenewal or material change in any of the insurance coverages.  Each Party shall continue to provide renewal certificates to the other Party for as long as such Party is required to maintain insurance coverages hereunder.

Article 14

Dispute Resolution

14.1        Internal Resolution.  Except as otherwise expressly provided herein, in the event of any controversy, claim or other dispute arising out of or relating to any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof, such dispute shall be first referred to the Executives of each Party for resolution, prior to proceeding under the following provisions of this Article 14.  A dispute shall be referred to the Executives upon one Party providing the other Party with written notice that such dispute exists, and the Executives shall attempt to resolve such dispute through good faith discussions.  In the event that the Executives cannot resolve such dispute within thirty (30) days of such other Party’s receipt of such written notice, except as otherwise provided in Section 2.2(c), either Party may initiate the dispute resolution procedures set forth in Section 14.2.

14.2        Arbitration.  Except as otherwise expressly provided in this Agreement, the Parties agree that any dispute not resolved internally by the Parties pursuant to Section 14.1, shall be resolved through binding arbitration in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association, except as modified in this Agreement, applying the substantive law specified in Section 15.8.  A Party may initiate an arbitration by written notice to the other Party of its intention to arbitrate, and such demand notice shall specify in reasonable detail the nature of the dispute.  Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator, and all three (3) shall serve as neutrals.  If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, the necessary appointments shall be made in accordance with the then prevailing Commercial Arbitration Rules.  Within three (3) months of the conclusion of an arbitration proceeding, the arbitration decision shall be rendered in writing and shall specify the basis on which the decision was made.  The award of the arbitration tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order of enforcement.  Unless otherwise mutually agreed upon by the Parties, the arbitration proceedings shall be conducted in San Francisco, California, in the event that Array requests arbitration, and in Denver, Colorado, in the event Genentech requests arbitration.  The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.  Each Party shall bear its own attorneys’ fees and associated costs and expenses.

14.3        Patent Validity.  Notwithstanding the other provisions of this Article 14, any dispute that involves the validity, infringement or claim interpretation of a patent (i) that is issued in the United States shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants resides; and (ii) that is issued in any other country shall be brought before an appropriate regulatory or administrative body or court in that country, and the Parties hereby consent to the jurisdiction and venue of such courts and bodies.  For the sake of clarity, such patent disputes shall not be subject to the provisions of Section 14.2.

Article 15

Miscellaneous

15.1        Assignment.  Neither Party may assign, in whole or in part, this Agreement without the prior written consent of the non-assigning Party, such approval not to be unreasonably withheld.  Notwithstanding the foregoing, either Party may assign this Agreement to any purchaser of all or substantially all of the assets of such Party, or of all of its capital stock, or to any successor corporation or entity resulting from any merger or consolidation of such Party with or into such corporation or entity, provided that the party to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement.  A copy of such written agreement by such assignee shall be provided to the non-assigning Party within ten (10) days of execution of such written agreement.  Subject to the foregoing, this Agreement will benefit and bind the Parties’ successors and assigns.

15.2        Publicity and Disclosure Relating to this Agreement.  Neither Party shall issue press releases nor make any public announcements relating to this Agreement for any purpose whatsoever without the other Party’s prior written approval.  Except as otherwise set forth in Article 9, neither Party shall disclose the activities being performed by the Parties hereunder or the terms and conditions of this Agreement (including, without limitation, the financial terms) to any Third Party without the other Party’s prior written consent; provided, however, such approval shall not be unreasonably withheld if required pursuant to the disclosure requirements of the U.S. Securities and Exchange Commission or the national securities exchange or other stock market on which such Party’s securities are traded.

15.3        No Right to Use Names.  Except as expressly provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name “Array,” “Genentech” or any other trade name or trademark of the other Party in connection with the performance of this Agreement.

15.4        Notices.  Any notice required or permitted to be given by either Party under this Agreement shall be in writing and shall be personally delivered or sent by a nationally-recognized private express courier, or by first class mail (registered or certified), or by facsimile (confirmed by first class mail (registered or certified) or by express courier), to the respective Parties as set forth below.  Notices will be deemed effective (a) the next day if sent by express courier; (b) three (3) business days after deposit, postage prepaid, if mailed; or (c) the same day if sent by facsimile and confirmed as set forth above.  Either Party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Section 15.4.

If to Array:

Array BioPharma Inc.

3200 Walnut Street

Boulder, Colorado 80301

Attn:  Chief Operating Officer

Telephone:  (303) 381-6699

Facsimile:  (303) 381-6697

with a required copy to:

Array BioPharma Inc.

3200 Walnut Street

Boulder, Colorado 80301

Attn:  General Counsel

Telephone:  (303) 381-6679

Facsimile:  (303) 386-1290

If to Genentech:

Genentech, Inc.

1 DNA Way,

South San Francisco, CA 94080

Attn:  Corporate Secretary

Telephone:  (650) 225-1000

Facsimile:  (650) 952-9881

with a required copy to:

Genentech, Inc.

1 DNA Way,

South San Francisco, CA 94080

Attn:  Vice President, Business Development

Telephone:  (650) 225-1000

Facsimile:  (650) 225-3009

15.5        Relationship of the Parties.  The Parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

15.6        Entire Agreement.  This Agreement, including all Exhibits attached hereto, which are hereby incorporated by reference, contains the entire understanding between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements, understandings and arrangements between the Parties, whether written or oral, subject to Section 9.5 with respect to prior confidentiality agreements.

15.7        Amendment; Waiver.  Except as otherwise expressly provided herein, no alteration of or modification to this Agreement shall be effective unless made in writing and executed by an authorized representative of both Parties.  No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition.  The observance of any provision of this Agreement may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.

15.8        Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York, without regard to the conflict of laws provisions thereof.

15.9        Construction.  The Parties mutually acknowledge that they and their attorneys have participated in the negotiation and preparation of this Agreement.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have drafted the Agreement or authorized the ambiguous provision.

15.10      Captions.  Titles, headings and other captions are for convenience only and are not to be used for interpreting this Agreement.

15.11      Legal Compliance; Severability.  Both Parties hereby expressly state that it is the intention of neither Party to violate any rule, law and regulation.  If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties.

15.12      Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in performing its obligations hereunder to the extent, and as long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, such causes including, without limitation, earthquakes, fires, floods, embargoes, wars, acts of terrorism, insurrections, riots, civil commotions, acts of God, omissions or delays in action by any governmental authority, acts of a government or agency thereof and judicial orders or decrees.  In the event of occurrence of a force majeure event, each Party shall use commercially reasonable efforts to mitigate the adverse consequence thereof.

15.13      Counterparts; Facsimiles.  This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto will be deemed to be an original.  Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

[Signature page follows]

In witness whereof, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as set forth below.

Genentech, Inc.	Array BioPharma Inc.

By:	By:

Name:	Name:

Title:	Title:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

MATERIALS, DATA AND INFORMATION THAT WILL BE TRANSFERRED TO GENENTECH

1.                                       [ * ].

2.                                       [ * ].

3.                                       [ * ].

4.                                       [ * ].

5.                                       [ * ].

6.                                       [ * ].

7.                                       [ * ].

A – 1

EXHIBIT B

MATERIALS, DATA AND INFORMATION THAT WILL NOT BE TRANSFERRED TO GENENTECH

1.                                       [ * ].

2.                                       [ * ].

B – 1

EXHIBIT C

[ * ]

For [ * ]:

                [ * ]

For [ * ]:

                [ * ]

C – 1